Exhibit 99.1

Audience Announces Fourth Quarter and Full Year 2014 Financial Results

MOUNTAIN VIEW, Calif. – February 5, 2015 – Audience, Inc. (NASDAQ: ADNC), the leader in advanced voice and audio processing for mobile devices, today announced its fourth quarter and full year 2014 financial results.

Revenue for the fourth quarter of 2014 was $17.2 million, compared with $33.1 million for the same period in 2013. As reported under U.S. generally accepted accounting principles (GAAP), fourth quarter 2014 net loss was ($45.5) million, or ($1.96) per diluted share based on weighted average shares outstanding of 23.2 million. The net loss referenced above includes a $31.3 million impairment charge related to the goodwill and intangible assets that were recorded in connection with the acquisition of Sensor Platforms, Inc. The noncash impairment charge was a result of the change in Audience’s enterprise value, based on the trading prices of its common stock, rather than deterioration in the Sensor Platforms’ business. This compares with GAAP net loss of ($2.9) million, or ($0.13) per diluted share based on weighted average shares outstanding of 22.0 million, for the same period in 2013. Gross margin on a GAAP basis for the fourth quarter of 2014 was 41.1% of revenue, compared to 52.3% of revenue for the same period in 2013.

Non-GAAP net loss, as defined below, for the fourth quarter of 2014 was ($8.5) million, or ($0.37) per diluted share based on weighted average shares outstanding of 23.2 million. This compares with non-GAAP net loss of ($2.8) million, or ($0.13) per diluted share based on weighted average shares outstanding of 22.0 million, for the same period in 2013. Gross margin on a non-GAAP basis for the fourth quarter of 2014 was 46.5% of revenue, compared to 52.5% of revenue for the same period in 2013.

Revenue for the full year 2014 was $113.3 million, compared with $160.1 million for 2013. Net loss for the full year 2014 was ($73.6) million, or ($3.25) per diluted share based on weighted average shares outstanding of 22.7 million, compared to net income of $2.1 million, or $0.09 per diluted share based on weighted average shares outstanding of 23.2 million for 2013.

Non-GAAP net loss for the full year of 2014 was ($22.2) million, or ($0.98) per diluted share based on weighted average shares outstanding of 22.7 million, compared to 2013 non-GAAP net income of $8.8 million, or $0.38 per diluted share based on weighted average shares outstanding of 23.2 million.

“We are very pleased with the adoption of our latest generation Advanced Voice and Continuous VoiceQ voice activation capabilities by strategic customers in China like ZTE, Meizu and Coolpad,” said Peter Santos, president and CEO, Audience. “The underlying demand for superior user experience, along with our expertise in motion and sensor processing gained through our acquisition of Sensor Platforms in 2014, positions us well for the coming shift toward multisensory processing.”

“We finished 2014 meeting or beating our fourth quarter financial expectations for all key non-GAAP metrics and set the stage for expected growth and diversification in 2015,” said Kevin Palatnik, chief financial officer.

Business Outlook

For the first quarter of 2015, Audience expects total revenue to be in the range of $17 to $20 million. First quarter GAAP gross margin is expected to be in the range of 40.3% to 44.0%. First quarter GAAP net loss, which includes $2.2 million of expected stock-based compensation expense and $1.0 million of expected intangible asset amortization, is expected to be in the range of ($16.2) to ($18.0) million, or ($0.68) to ($0.76) per diluted share on approximately 23.5 million diluted weighted average shares outstanding.

Audience Announces Fourth Quarter and Full Year 2014 Financial Results

First quarter non-GAAP gross margin is expected to be in the range of 45.5% to 48.5%. First quarter non-GAAP net loss is expected to be in the range of ($10.4) to ($11.9) million, or ($0.44) to ($0.50) per share on a diluted basis.

A schedule showing a reconciliation of the business outlook from GAAP diluted net loss per share to non-GAAP diluted net loss per share is included with this release.

The above information concerning guidance represents Audience’s outlook only as of the date hereof and is subject to change as a result of amendments to material contracts and other changes in business conditions. Audience undertakes no obligation to update or revise any financial forecast or other forward looking statements, as a result of new developments or otherwise.

Quarterly Conference Call Today

Peter Santos, president and chief executive officer, and Kevin Palatnik, chief financial officer, will host a conference call today at 2:00 pm (Pacific) / 5:00 pm (Eastern). Attendees are asked to join the call at least ten minutes prior to the scheduled conference call time. The call may be accessed by dialing 1-877-212-6076 (toll free) or 1-707-287-9331 (international). The passcode is 63477729. A live and archived webcast of the call will be available on Audience’s website at http://investor.audience.com for 30 days.

Audience expects that its corporate representatives will meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, Audience may reiterate the business outlook published in this press release. At the same time, Audience will keep this press release, including the business outlook, publicly available on its website.

Beginning March 15, 2015, Audience will observe a Quiet Period during which Audience’s representatives will not comment on Audience’s business outlook, financial results or expectations. The Quiet Period will extend until the day when Audience’s First Quarter 2015 Earnings Release is published, which is currently scheduled to be April 30, 2015.

Use of Non-GAAP Financial Measures

Audience prepares its financial statements in accordance with generally accepted accounting principles for the United States (GAAP). The non-GAAP financial measures, such as gross margin, net income (loss) and earnings (loss) per share information for the three and twelve month periods ended December 31, 2014 and similar periods from the prior year included in this press release are different from those otherwise presented under GAAP. The following are explanations of each type of adjustment that we incorporate into non-GAAP financial measures:

Stock-based compensation expense relates to equity incentive awards granted to our employees, directors and consultants. Stock-based compensation expense has been and will continue to be a significant recurring expense for Audience. While we include the dilutive impact of such equity awards in weighted average shares outstanding, the expense associated with stock-based awards reflects a non-cash charge that we exclude from non-GAAP net income (loss).

On June 5, 2012, Audience entered into a lease agreement for its future corporate headquarters facility in Mountain View, California. Pursuant to the lease agreement, the lease fell under “build-to-suit” accounting treatment and therefore, in accordance with accounting for the effect of lessee involvement in asset

Audience Announces Fourth Quarter and Full Year 2014 Financial Results

construction, the company was considered to be the owner of the real estate project during the construction period. As such, Audience recorded an asset for construction in progress for incurred construction costs, and a liability for those costs that were not funded by the company. Additionally, the rent costs associated with the ground lease during construction was recorded to the income statement. This rent cost is a non-cash charge that the company excluded from its non-GAAP net income (loss). The construction was completed and the lease commenced October 1, 2013. Upon lease commencement, “build-to-suit” accounting treatment was terminated. The company concluded that the lease qualifies for sale-leaseback accounting treatment and that the lease is to be recorded as an operating lease.

On July 11, 2014, Audience completed its acquisition of Sensor Platforms, Inc. The acquisition-related fees and expenses and the amortization of purchased intangible assets that were recorded in connection with the acquisition have been excluded from non-GAAP net loss.

In the third quarter of 2014, the company implemented a restructuring plan for a workforce reduction through involuntary terminations. The costs related to the restructuring have been excluded from non-GAAP net loss.

In the fourth quarter of 2014, Audience recorded an impairment charge of $31.3 million related to goodwill and intangible assets that were recorded in connection with its acquisition of Sensor Platforms, Inc. The noncash impairment charge was a result of the change in Audience’s enterprise value, based on the trading prices of its common stock, rather than deterioration in the Sensor Platforms’ business. This charge and the related fees and expenses have been excluded from non-GAAP net loss.

Non-GAAP financial information is adjusted for a tax rate equal to our three year annual estimated tax rate on non-GAAP income. Our three year estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

Audience has provided these measures in addition to GAAP financial results because management believes these non-GAAP measures help provide a consistent basis for comparison between quarters and annual growth rates that are not influenced by certain non-cash charges and therefore are helpful in understanding Audience’s underlying operating results. These non-GAAP measures are some of the primary measures Audience’s management uses for planning and forecasting. These measures are not in accordance with, or an alternative to, GAAP and these non-GAAP measures may not be comparable to information provided by other companies. Reconciliations of the GAAP to non-GAAP results are presented at the end of this press release.

Cautionary Note Concerning Forward-Looking Statements

Statements in the press release and certain matters to be discussed on the fourth quarter conference call regarding Audience, Inc., which are not historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as believe, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These statements, including statements relating to expectations of adoption of Audience’s latest generation Advanced Voice and Continuous VoiceQ activation capabilities by ZTE, Meizu and Coolpad and adoption of Audience’s motion and sensor technologies, future revenue, net income and operating margin performance, future success for various products and our leadership position in the market, and the demand for our solutions including continued demand by customers upon whom we are substantially dependent, are based

Audience Announces Fourth Quarter and Full Year 2014 Financial Results

on current expectations and assumptions that are subject to risks and uncertainties. Our actual results could differ materially from those we anticipate as a result of various factors, including: completion of our December 31, 2014 audit by our independent auditors, and potential fluctuations in the company’s quarterly and annual operating results and financial condition, including but not limited to matters related to tax; our dependence on a single OEM, Samsung Electronics Co. Ltd., for a substantial portion of our revenue; weak demand for high end smartphones integrating our products and the impact on our business; our need to maintain and expand our existing relationships with our OEMs, including Samsung and leading Chinese OEMs, and to establish relationships with new OEMs in order to maintain and increase our revenue; our ability to sustain profitable operations due to our history of losses and accumulated deficit; quarterly fluctuations in our results due to factors such as the timing of OEM product launches and customer purchasing behavior in light of anticipated mobile phone launches; our assessments of whether we have excess or obsolete inventory; increasing competition and new entrants in the market for our products; our need to diversify our sources of revenue; our ability to successfully integrate Sensor Platforms’ team and technology; our ability to enter new end user product markets, as well as new geographic markets; pressure on the average selling prices for our products; our lengthy sales cycle and the lack of certainty as to whether any given OEM’s products will achieve market acceptance; our OEMs’ lengthy and expensive process to qualify our products; our ability to develop new or enhanced products, including codecs, Advanced Voice and Continuous VoiceQ products, in a timely manner that achieve market acceptance; our reliance on third parties to manufacture, assemble and test our products; increased defects that may be present in our products as we scale our manufacturing processes; the impact of future intellectual property litigation and claims for indemnification; changes in tax laws or our ability to utilize our tax structure and net operating losses and other risks inherent in fabless semiconductor businesses. For a discussion of these and other related risks, please refer to “Risk Factors” in our most recent Quarter Report on Form 10-Q for the three months ended September 30, 2014, which is available on the SEC’s website at www.sec.gov. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date made. You should review our SEC filings carefully and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

About Audience

Audience is the leader in Advanced Voice, and a pioneer in Multisensory processing and natural user experience technology for consumer devices. Its technologies, based in auditory neuroscience, improve the mobile voice experience, as well as enhance speech-based services and audio quality for multimedia. In early 2014, the Company announced its expansion into Multisensory and motion processing. Through the combination of Advanced Voice and Multisensory processing, Audience aims to transform the way consumers engage with devices by enabling seamless natural user experiences and context-aware services. The Company’s products have been shipped in more than 500 million devices worldwide. For more information, see www.audience.com.

For more information on Audience® products please go here.

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Audience Announces Fourth Quarter and Full Year 2014 Financial Results

For more information, contact: Investors The Blueshirt Group
Suzanne Schmidt or	Melanie Solomon
415-217-4962	415-217-4964
suzanne@blueshirtgroup.com	melanie@blueshirtgroup.com

Media and Industry Analysts

Diane Vanasse

408-242-0027

dvanasse@audience.com

Audience, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2014	December 31, 2013 (1)
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$46,184	$124,691
Short-term investments	8,999	14,855
Restricted cash	4,200	170
Accounts receivable, net	2,789	5,670
Inventories	27,999	13,422
Prepaid expenses and other current assets	3,880	4,676

Total current assets	94,051	163,484

Property and equipment, net	11,634	13,533
Intangibles assets, net	6,317	—
Other noncurrent assets	2,840	2,402

Total assets	$114,842	$179,419

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,582	$6,304
Accrued and other current liabilities	12,064	10,673
Deferred credits and income	725	265

Total current liabilities	14,371	17,242

Income taxes payable – noncurrent	1,114	935
Other liabilities – noncurrent	2,074	1,861

Total liabilities	17,559	20,038

Stockholders’ equity:
Common stock	23	22
Additional paid-in capital	195,351	183,840
Accumulated other comprehensive income (loss)	—	(1)
Accumulated deficit	(98,091)	(24,480)

Total stockholders’ equity	97,283	159,381

Total liabilities and stockholders’ equity	$114,842	$179,419

Note 1: The condensed consolidated balance sheet has been derived from audited consolidated financial statements.

Audience, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013 (1)
	(unaudited)	(unaudited)	(unaudited)
Revenue:
Hardware	$15,037	$31,109	$104,123	$150,010
Licensing	2,171	2,032	9,217	10,121

Total revenue	17,208	33,141	113,340	160,131

Cost of revenue	10,129	15,806	56,572	71,267

Gross profit	7,079	17,335	56,768	88,864

Operating expenses:
Research and development	11,468	11,958	50,613	43,256
Selling, general and administrative	9,581	10,279	46,153	41,346
Impairment of goodwill and intangible assets	31,336	—	31,336	—

Total operating expenses	52,385	22,237	128,102	84,602

Income (loss) from operations	(45,306)	(4,902)	(71,334)	4,262

Interest income, net	5	29	38	157
Other expense, net	(201)	(71)	(347)	(280)

Income (loss) before income taxes	(45,502)	(4,944)	(71,643)	4,139
Income tax provision (benefit)	15	(2,023)	1,968	2,069

Net income (loss)	(45,517)	$(2,921)	$(73,611)	$2,070

Net income (loss) per share:
Basic	$(1.96)	$(0.13)	$(3.25)	$0.10

Diluted	$(1.96)	$(0.13)	$(3.25)	$0.09

Weighted average shares used in computing net income (loss) per share:
Basic	23,173	22,012	22,683	21,467

Diluted	23,173	22,012	22,683	23,197

Note 1: The condensed consolidated statement of operations has been derived from audited consolidated financial statements.

Audience, Inc.

Computation of GAAP net income (loss) per share

(in thousands, except for per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013 (1)
	(unaudited)	(unaudited)	(unaudited)
Computation of GAAP net income (loss) per share:

GAAP net income (loss)	$(45,517)	$(2,921)	$(73,611)	$2,070

Weighted average shares used in computing net income (loss) per share:
Basic	23,173	22,012	22,683	21,467

Diluted	23,173	22,012	22,683	23,197

Net income (loss) per share:
Basic	$(1.96)	$(0.13)	$(3.25)	$0.10

Diluted	$(1.96)	$(0.13)	$(3.25)	$0.09

Note 1: The computation of GAAP net income (loss) per share has been derived from audited consolidated financial statements.

Audience, Inc.

Reconciliation of GAAP to non-GAAP net income (loss)

(in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
GAAP net income (loss)	$(45,517)	$(2,921)	$(73,611)	$2,070
Non-GAAP adjustments:
Stock-based compensation	2,233	1,465	7,789	5,660
Impairment of goodwill and intangible assets	31,336	—	31,336	—
Impairment – related fees and expenses	107	—	107	—
Amortization of purchased intangible assets	1,067	—	2,081	—
Acquisition-related fees and expenses	66	—	1,264	—
Restructuring charges	64	—	1,369	—
Non-cash rent expense	—	—	—	663
Effective tax rate change	2,140	(1,327)	7,508	374

Non-GAAP net income (loss)	$(8,504)	$(2,783)	$(22,157)	$8,767

Audience, Inc.

Reconciliation of GAAP to non-GAAP diluted net income (loss) per share

(in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
GAAP net income (loss)	$(45,517)	$(2,921)	$(73,611)	$2,070
Non-GAAP adjustments:
Stock-based compensation	2,233	1,465	7,789	5,660
Impairment of goodwill and intangible assets	31,336	—	31,336	—
Impairment – related fees and expenses	107	—	107	—
Amortization of purchased intangible assets	1,067	—	2,081	—
Acquisition-related fees and expenses	66	—	1,264	—
Restructuring charges	64	—	1,369	—
Non-cash rent expense	—	—	—	663
Effective tax rate change	2,140	(1,327)	7,508	374

Non-GAAP net income (loss)	$(8,504)	$(2,783)	$(22,157)	$8,767

GAAP – diluted weighted average shares	23,173	22,012	22,683	23,197

Non-GAAP – diluted weighted average shares	23,173	22,012	22,683	23,197

GAAP – diluted net income (loss) per share	$(1.96)	$(0.13)	$(3.25)	$0.09
Non-GAAP adjustments:
Stock-based compensation	0.10	0.06	0.34	0.24
Impairment of goodwill and intangible assets	1.35	—	1.38	—
Impairment – related fees and expenses	0.01	—	—	—
Amortization of purchased intangible assets	0.05	—	0.09	—
Acquisition-related fees and expenses	—	—	0.06	—
Restructuring charges	—	—	0.06	—
Non-cash rent expense	—	—	—	0.03
Effective tax rate change	0.09	(0.06)	0.34	0.02

Non-GAAP – diluted net income (loss) per share	$(0.37)	$(0.13)	$(0.98)	$0.38

Audience, Inc.

Reconciliation of GAAP to Non-GAAP Operating Results

(in thousands)

(unaudited)

	Three months ended December 31, 2014			Three months ended December 31, 2013
	Reported GAAP	Adjustments	Non-GAAP	Reported GAAP	Adjustments	Non-GAAP
Total revenue	$17,208	$—	$17,208	$33,141	$—	$33,141

Cost of revenue (1)	10,129	(925)	9,204	15,806	(79)	15,727

Gross profit	7,079	925	8,004	17,335	79	17,414

Total operating expenses (2)	52,385	(33,948)	18,437	22,237	(1,386)	20,851

Income (loss) from operations	$(45,306)	$34,873	$(10,433)	$(4,902)	$1,465	$(3,437)

Income (loss) before income taxes	$(45,502)	$34,873	$(10,629)	$(4,944)	$1,465	$(3,479)

Income tax provision (benefit) (3)	15	(2,140)	$(2,125)	(2,023)	1,327	(696)

Net income (loss)	$(45,517)	$37,013	$(8,504)	$(2,921)	$138	$(2,783)

(1)	For the fourth quarter of 2014, adjustments are related to stock-based compensation expense of $92 and amortization of purchased intangible assets of $833 recognized for GAAP purposes. For the fourth quarter of 2013, adjustments are related to stock-based compensation expense of $79 recognized for GAAP purposes.
(2)	For the fourth quarter of 2014, adjustments are related to stock-based compensation expense of $2,141, acquisition-related fees and expenses of $66, amortization of purchased intangible assets of $234, impairment—related fees and expenses of $107, impairment of goodwill and intangible assets of $31,336 and restructuring charges of $64 recognized for GAAP purposes. For the fourth quarter of 2013, adjustments are related to stock-based compensation expense of $1,386 recognized for GAAP purposes.
(3)	Adjustment reflects the tax effect from all non-GAAP adjustments for the periods.

	Twelve months ended December 31, 2014			Twelve months ended December 31, 2013
	Reported GAAP	Adjustments	Non-GAAP	Reported GAAP	Adjustments	Non-GAAP
Total revenue	$113,340	$—	$113,340	$160,131	$—	$160,131

Cost of revenue (1)	56,572	(1,965)	54,607	71,267	(305)	70,962

Gross profit	56,768	1,965	58,733	88,864	305	89,169

Total operating expenses (2)	128,102	(41,981)	86,121	84,602	(6,018)	78,584

Income (loss) from operations	$(71,334)	$43,946	$(27,388)	$4,262	$6,323	$10,585

Income (loss) before income taxes	$(71,643)	$43,946	$(27,697)	$4,139	$6,323	$10,462

Income tax provision (benefit) (3)	1,968	(7,508)	$(5,540)	2,069	(374)	1,695

Net income (loss)	$(73,611)	$51,454	$(22,157)	$2,070	$6,697	$8,767

(1)	For the year ended December 31, 2014, adjustments are related to stock-based compensation expense of $338 and amortization of purchased intangible assets of $1,627 recognized for GAAP purposes. For the year ended December 31, 2013, adjustments are related to stock-based compensation expense of $305 recognized for GAAP purposes.
(2)	For the year ended December 31, 2014, adjustments are related to impairment of goodwill and intangible assets of $31,336, stock-based compensation expense of $7,451, acquisition-related fees and expenses of $1,264, amortization of purchased intangible assets of $454, impairment – related fees and expenses of $107, and restructuring charges of $1,369 recognized for GAAP purposes. For the year ended December 31, 2013, adjustments are related to stock-based compensation expense of $5,355 and non-cash rent expense of $663 recognized for GAAP purposes.
(3)	Adjustment reflects the tax effect from all non-GAAP adjustments for the periods.

Audience, Inc.

Reconciliation of estimated GAAP to non-GAAP diluted net loss per share

(unaudited)

Three months ending March 31, 2015
Estimated GAAP diluted net loss per share	($0.68) - ($0.76)
Estimated stock-based compensation expense per share	$0.09
Estimated amortization of intangible assets per share	$0.04
Estimated effective tax change per share	$0.11 - $0.13

Estimated non-GAAP diluted net loss per share	($0.44) - ($0.50)